EXHIBIT 12
                       STATEMENT RE COMPUTATION OF RATIOS


                                                                 Year Ended December 31,
                                                                 -----------------------
                                          2000            2001            2002            2003            2004
                                          ----            ----            ----            ----            ----

Pretax earnings (losses)
  from discontinued operations      $    513,814    $    (397,217)  $  (1,199,778)  $  (1,947,441)  $  (4,349,589)

Interest expense                         456,158          355,686         314,068         245,656         252,786
                                    -------------   --------------  --------------  --------------  --------------

Subtotal (A)                             969,972          (41,531)       (885,710)     (1,701,785)     (4,096,803)
                                    -------------   --------------  --------------  --------------  --------------

Interest expense                         456,158          355,686         314,068         245,656         252,786

Preferred stock dividend
   requirements                           59,160          144,293         107,564         100,271               -
                                    -------------   --------------  --------------  --------------  --------------

Subtotal (B)                        $    515,318    $     499,979   $     421,632    $   345,927     $    252,786
                                    -------------   --------------  --------------  --------------  --------------

(A) divided by (B)                          1.88        (.83)(1)       (2.10)(1)       (4.92)(1)      (16.21)(1)
                                    =============   ==============  ==============  ==============  ==============


(1) Due to net loss for the year